Exhibit 4.1
                          KINDER MORGAN MANAGEMENT, LLC

                            KINDER MORGAN G.P., INC.

                              OFFICERS' CERTIFICATE
                     ESTABLISHING SERIES OF SECURITIES UNDER
                     INDENTURE PURSUANT TO BOARD RESOLUTION


     Each of the undersigned, C. Park Shaper and Kimberly J. Allen, the Executive Vice President and Chief Financial Officer and the Vice President and Treasurer, respectively, of (i) Kinder Morgan Management, LLC (the "Company"), a Delaware limited liability company and the delegate of Kinder Morgan G.P., Inc. and (ii) Kinder Morgan G.P., Inc., a Delaware corporation and the general partner of Kinder Morgan Energy Partners, L.P., on behalf of Kinder Morgan Energy Partners, L.P. (the "Partnership"), does hereby establish the terms of a certain series of senior debt Securities of the Partnership under the Indenture relating to senior debt Securities, dated as of January 31, 2003 (the "Indenture"), between the Partnership and Wachovia Bank, National Association, as Trustee, pursuant to resolutions adopted by the Board of Directors of the Company by unanimous consent on November 26, 2002, December 22, 2004 and March 7, 2005 and in accordance with Section 301 of the Indenture, as follows:

     1. The title of the Securities shall be "5.80% Senior Notes due 2035" (the "Notes");

     2. The aggregate principal amount of the Notes which initially may be authenticated and delivered under the Indenture shall be limited initially to a maximum of $500,000,000, except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to the terms of the Indenture, and except that any additional principal amount of the Notes may be issued in the future without the consent of Holders of the Notes so long as such additional principal amount of Notes are authenticated as required by the Indenture;

     3. The Notes shall be issued on March 15, 2005, and the principal of the Notes shall be payable on March 15, 2035; the Notes will not be entitled to the benefit of a sinking fund;

     4. The Notes shall bear interest at the rate of 5.80% per annum, which interest shall accrue from March 15, 2005, or from the most recent Interest Payment Date to which interest has been paid, which dates shall be March 15 and September 15 of each year, and such interest shall be payable semi-annually in arrears on March 15 and September 15 of each year, commencing September 15, 2005, to holders of record at the close of business on the March 1 or September 1, respectively, next preceding each such Interest Payment Date;

     5. The principal of, premium, if any, and interest on, the Notes shall be payable at the office or agency of the Partnership maintained for that purpose in the Borough of Manhattan, New York, New York; provided, however, that at the option of the Partnership, payment of interest may be made from such office in the Borough of Manhattan, New York, New York by check mailed to the address of the person entitled thereto as such address shall appear in the Security Register. If at any time there shall be no such office or agency in the Borough of Manhattan, New York, New York, where the Notes may be presented or surrendered for


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payment,  the Partnership shall forthwith  designate and maintain such an office or agency in the Borough of Manhattan, New York, New York, in order that the Notes shall at all times be payable in the Borough of Manhattan, New York, New York. The Partnership hereby initially designates the Corporate Trust Office of the Trustee in the Borough of Manhattan, New York, New York, as one such office or agency;

     6. Wachovia Bank, National Association is appointed as the Trustee for the Notes, and Wachovia Bank, National Association, and any other banking institution hereafter selected by the officers of the Company, on behalf of the Partnership, are appointed agents of the Partnership (a) where the Notes may be presented for registration of transfer or exchange, (b) where notices and demands to or upon the Partnership in respect of the Notes or the Indenture may be made or served and (c) where the Notes may be presented for payment of principal and interest;

     7. The Notes will be redeemable, at the Partnership's option, at any time in whole, or from time to time in part, upon not less than 30 and not more than 60 days notice mailed to each Holder of the Notes to be redeemed at the Holder's address appearing in the Security Register, at a price equal to 100% of the principal amount of the Notes to be redeemed plus accrued interest to the Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date, plus a make-whole premium, if any. In no event will the Redemption Price ever be less than 100% of the principal amount of the Notes being redeemed plus accrued interest to the Redemption Date.

     The amount of the make-whole premium on any Note, or portion of a Note, to be redeemed will be equal to the excess, if any, of:

     (1) the sum of the present values, calculated as of the Redemption Date, of:

     o each interest payment that, but for the redemption, would have been payable on the Note, or portion of a Note, being redeemed on each interest payment date occurring after the Redemption Date, excluding any accrued interest for the period prior to the Redemption Date; and

     o the principal amount that, but for the redemption, would have been payable at the stated maturity of the Note, or portion of a Note, being redeemed;

     over

     (2) the principal amount of the Note, or portion of a Note, being redeemed.

     The present value of interest and principal  payments referred to in clause
(1) above will be determined in accordance with generally accepted principles of financial analysis. The present values will be calculated by discounting the amount of each payment of interest or principal from the date that each such payment would have been payable, but for the redemption, to the Redemption Date at a discount rate equal to the Treasury Yield, as defined below, plus 0.20%.

     The make-whole premium will be calculated by an independent investment banking institution of national standing appointed by the Partnership. If the Partnership fails to make that appointment at least 30 business days prior to the redemption date, or if the institution so

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appointed  is  unwilling  or  unable  to make  the  calculation,  the  financial institution named in the Notes will make the calculation. If the financial institution named in the Notes is unwilling or unable to make the calculation, an independent investment banking institution of national standing appointed by the Trustee will make the calculation.

     For purposes of determining the make-whole premium, Treasury Yield refers to an annual rate of interest equal to the weekly average yield to maturity of United States Treasury Notes that have a constant maturity that corresponds to the remaining term to maturity of the Notes to be redeemed, calculated to the nearer 1/12 of a year (the "Remaining Term"). The Treasury Yield will be determined as of the third business day immediately preceding the applicable redemption date.

     The weekly average yields of United States Treasury Notes will be determined by reference to the most recent statistical release published by the Federal Reserve Bank of New York and designated "H.15(519) Selected Interest Rates" or any successor release (the "H.15 Statistical Release"). If the H.15 Statistical Release sets forth a weekly average yield for United States Treasury Notes having a constant maturity that is the same as the Remaining Term of the Notes to be redeemed, then the Treasury Yield will be equal to that weekly average yield. In all other cases, the Treasury Yield will be calculated by interpolation, on a straight-line basis, between the weekly average yields on the United States Treasury Notes that have a constant maturity closest to and greater than the Remaining Term of the Notes to be redeemed and the United States Treasury Notes that have a constant maturity closest to and less than the Remaining Term, in each case as set forth in the H.15 Statistical Release. Any weekly average yields so calculated by interpolation will be rounded to the nearer 0.01%, with any figure of 0.0050% or more being rounded upward. If weekly average yields for United States Treasury Notes are not available in the H.15 Statistical Release or otherwise, then the Treasury Yield will be calculated by interpolation of comparable rates selected by the independent investment banking institution.

     If less than all of the Notes are to be redeemed, the Trustee will select the Notes to be redeemed by a method that the Trustee deems fair and appropriate. The Trustee may select for redemption Notes and portions of Notes in amounts of $1,000 or whole multiples of $1,000.

     8. Payment of principal of, and interest on, the Notes shall be without deduction for taxes, assessments or governmental charges paid by Holders of the Notes;

     9. The Notes are approved in the form attached hereto as Exhibit A, shall be issued upon original issuance in whole in the form of a single book-entry Global Security, and the Depositary shall be The Depository Trust Company; and

     10. The Notes shall be entitled to the benefits of the Indenture, including the covenants and agreements of the Partnership set forth therein, except to the extent expressly otherwise provided herein or in the Notes.

     Any initially capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Indenture.


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     IN WITNESS WHEREOF,  each of the undersigned has hereunto signed his or her name this 8th day of March, 2005.



                                      /s/ C. Park Shaper
                                      ------------------------------------------
                                      C. Park Shaper
                                      Executive Vice President and Chief
                                      Financial Officer


                                      /s/ Kimberly J. Allen
                                      ------------------------------------------
                                      Kimberly J. Allen
                                      Vice President and Treasurer